UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the registrant [X]

Filed by a party other than the registrant [   ]

Check the appropriate box:
[ ]	Preliminary proxy statement.

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X]	Definitive proxy statement.

[ ]	Definitive additional materials.

[ ]	Soliciting material pursuant to §240.14a-12.

COMMUNITY CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X]	No fee required.

COMMUNITY CAPITAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2007

The 2007 annual meeting of shareholders of Community Capital Corporation will be held at The Arts Center at the Federal Building, 120 Main Street, Greenwood, South Carolina, on Wednesday, May 16, 2007, beginning at 9:00 a.m. eastern time, for the following purposes:

(1)	To elect four members to our Board of Directors;

(2)	To ratify the appointment of Elliott Davis, LLC, Certified Public Accountants, as our independent auditors for the fiscal year ending December 31, 2007; and

(3)	To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 14, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment of the meeting.

You are cordially invited and urged to attend the annual meeting in person, but if you are unable to do so, please date, sign, and promptly return your proxy in the enclosed, self-addressed, postage-paid envelope. If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked at any time before it is exercised.

Each shareholder who attends the meeting may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders attending the meeting and holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Patricia C. Hartung
Chairman of the Board

Greenwood, South Carolina
April 12, 2007

-i-

TABLE OF CONTENTS
(continued)

-ii-

COMMUNITY CAPITAL CORPORATION
1402-C Highway 72 West
Greenwood, South Carolina 29649

PROXY STATEMENT

This proxy statement contains information related to the 2007 annual meeting of our shareholders to be held at The Arts Center at the Federal Building, 120 Main Street, Greenwood, South Carolina, on Wednesday, May 16, 2007 at 9:00 a.m. eastern time, and at any adjournment of the meeting. We are mailing this proxy statement to shareholders on or about April 12, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of our independent auditors. In addition, management will report on our performance and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 14, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any adjournment of the meeting.

What are the voting rights of the holders of our common stock?

Cumulative voting for the election of directors is not available under our Articles of Incorporation. Consequently, each outstanding share of our common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Who can attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and one guest may accompany each shareholder. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. eastern time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. We will not permit cameras, recording devices, or other electronic devices at the meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date constitutes a quorum, permitting the meeting, or any adjournment of the meeting, to take place. As of the record date, approximately 1,450 shareholders held of record 3,827,605 issued and outstanding shares of our common stock. Consequently, the presence of the holders of common stock representing at least 1,913,803 votes will be required to establish a quorum.

We will consider directions to withhold authority to vote for directors, abstentions, and broker non-votes to be present in person or by proxy and entitled to vote. Therefore, we will count these shares for purposes of determining whether a quorum is present at the annual meeting. (A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.)

If a quorum is not present or represented at the annual meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers, and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone, or telegraph. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, the individuals designated by the Board of Directors on the proxy card as proxy holders will vote it as you direct. If you are a holder of record as of the record date and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Unless you give other instructions on your proxy card, the designated proxy holders will vote in accordance with the Board’s recommendations set forth below. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised at the annual meeting by (i) delivering to our Corporate Secretary a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting, or (iii) attending the annual meeting and voting in person. Please note that your attendance at the meeting will not automatically revoke your proxy. You must specifically revoke your proxy. Whether or not you plan to attend the annual meeting, you are urged to sign and return the enclosed proxy.

What vote is required to approve each item?

Election of Directors. The four nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the annual meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority, abstentions, and broker non-votes will have no effect on the outcome of the vote. You cannot vote, in person or by proxy, for a greater number of persons than four, the number of nominees named in the proxy.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Street Name. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Who bears the cost of this proxy statement and who may solicit proxies?

We will bear the cost of preparing, assembling, and mailing this proxy statement and the form of proxy. Our directors, officers, and employees may also solicit proxies personally or by mail, telephone, or telegram. No compensation will be paid for these solicitations. In addition, we may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward our proxy solicitation materials to the beneficial owners of our common stock held of record by these entities, and we will reimburse their reasonable forwarding expenses.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a classified Board of Directors so that, as nearly as possible, one-third of the members of the Board are elected at each annual meeting to serve until the third annual shareholders’ meeting after their election. At the date of the 2007 annual meeting of shareholders, the Board will consist of twelve directorships divided into one class of five, one class of four and one class of three. The Board has determined that all directors, except William G. Stevens, are independent under the Marketplace Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board proposes four individuals as nominees to serve from the date of their election at the annual meeting until the 2010 annual meeting of shareholders, or until their successors shall have been earlier elected and qualified.

All of the nominees are currently members of the Board and were each initially recommended by our Nominating Committee and approved by a unanimous vote of the Board. Each of these nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the persons named as proxy holders on the attached proxy card may designate a substitute nominee in accordance with their best judgment. In that case, the proxy holders will vote for the substitute nominee.

Terms Expiring in 2010: Harold Clinkscales, Jr., Wayne Q. Justesen, Jr., Clinton C. Lemon, Jr., William G. Stevens

The Board recommends that shareholders vote “FOR” each of the persons listed above.

Who are the current members of the Board?

The following table identifies the names, ages, Board term expiration, and committee memberships of our Board members as of the date of this proxy:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee	Capital Committee
Harold Clinkscales, Jr.	54	2007[1]		*	*
Patricia C. Hartung	52	2008	*	*		*	*
Wayne Q. Justesen, Jr.	61	2007[1]		**		*
B. Marshall Keys	55	2009					*
Clinton C. Lemon, Jr.	62	2007[1]	*
Miles Loadholt	64	2008	*
Thomas C. Lynch, Jr.	71	2008			**		*
H. Edward Munnerlyn	63	2008				**	*
George B. Park	56	2009		*			**
George D. Rodgers	63	2009
William G. Stevens	62	2007[1]				*	*
Lex D. Walters, Ph.D.	67	2008	**	*	*

[1]	These directors are nominated for re-election at the 2007 annual meeting of shareholders for terms expiring at the annual meeting expected to be held in 2010.
*	Member
**	Chairperson

Important Information Regarding Directors

Director Nominees for Terms Expiring at the Annual Meeting Expected to be Held in 2010:

Harold Clinkscales, Jr., has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974. He has served as one of our directors since January 2000.

Wayne Q. Justesen, Jr., has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983. He has served as one of our directors since our inception in April 1988.

Clinton C. Lemon, Jr., has served as Chairman and Chief Executive Officer of Southern Tank Transport in Harleyville, South Carolina since 1993. Mr. Lemon is also President of The Geo. A. Rheman Company, Inc. since 1976, Southern Chemical Haulers Inc since 1982, Craven Land, Inc. since January 2005, L & H Property Holdings, LLC since December 2004, and Southern Transportation, LLC since 2003. Mr. Lemon has served as one of our directors since March 1997.

William G. Stevens, has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present. NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Director Nominees for Terms Expiring at the Annual Meeting Expected to be Held in 2008:

Patricia C. Hartung, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989. She has served as one of our directors since our inception in April 1988.

Miles Loadholt, is a Senior Partner of Motley Rice, LLC (f/k/a Ness, Motley, Loadholt, Richardson & Poole), where he has practiced law since 1968. He has served as one of our directors since May 1999.

Thomas C. Lynch, Jr., served as a pharmacist and President of Lynch Drug Company, a retail pharmacy in Clemson, South Carolina, from 1963 until its sale to Eckerd Drug, Inc. in January 1997. Mr. Lynch has served as one of our directors since June 1995.

H. Edward Munnerlyn, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989. Prior to 1989 he was employed by Greenwood Mills, Inc., for twenty years and was Executive Vice President when he left Greenwood Mills, Inc. in 1988. He has served as one of our directors since our inception in April 1988.

Lex D. Walters, Ph.D., has served as President of Piedmont Technical College since 1968. He has served as one of our directors since our inception in April 1988.

Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2009:

B. Marshall Keys, has owned and operated Palmetto Insurance Associates, L.L.C. of Belton, South Carolina and the Keys Insurance Agency, Inc. since 1973. He has served as one of our directors since May 2000.

George B. Park, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993. Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company. Prior to 1989, he was co-owner, Vice President and Corporate Secretary of George W. Park Seed Company. He has served as one of our directors since our inception in April 1988.

George D. Rodgers, has been the owner of Palmetto Insurance Associates, L.L.C. of Anderson and its predecessor in Clemson, South Carolina since 1985. Mr. Rodgers has served as one of our directors since June 1995.

What is the role of the Board’s committees?

The Board has standing Audit, Compensation, Nominating, Corporate Governance, and Capital Committees.

Audit Committee. We describe the functions of the Audit Committee under the heading “Report of the Audit Committee.” The Audit Committee operates under a written Charter. The Board has determined that all of the current members of the Audit Committee meet the independence criteria prescribed by Nasdaq and the Securities and Exchange Commission for service on the Audit Committee. The Board of Directors has determined that Ms. Hartung is a financial expert, as that term is defined in Item 401(h)(2) of Regulation S-K under the Exchange Act. The Audit Committee met five times during 2006.

Compensation Committee. We describe the functions of the Compensation Committee under the heading of “Report of Compensation Committee.” The Compensation Committee met ten times during 2006. The Board has determined that all of the members of the Compensation Committee are independent directors under the applicable rules of Nasdaq.

Nominating Committee. The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates for election as director, and recommends director nominees to the Board. The Board has determined that all of the members of the Nominating Committee are independent directors under the applicable rules of Nasdaq. The Nominating Committee operates under a written Charter. The Nominating Committee met two times in 2006.

Corporate Governance. The Corporate Governance Committee reviews and develops policies by which the Board and its committees govern their oversight of our management. The Corporate Governance Committee met eleven times in 2006.

Capital Committee. The Capital Committee analyzes sources and uses of capital, including the payments of dividends to shareholders, acquisitions, and divestitures. The Capital Committee met five times in 2006.

How does the Board select nominees for the Board?

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our corporate Secretary in writing with whatever supporting material the shareholder considers appropriate, as long as the material includes at a minimum pertinent information concerning the nominee’s background and experience. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles relating to shareholder nominations as described below under the heading “When are shareholder proposals for the 2008 Annual Meeting due?”

Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee bases this initial determination on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The Committee also bases this initial determination primarily on the need for additional Board members to fill vacancies and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in its Charter, including without limitation independence, strength of character, business or financial expertise, current or recent experience as an officer or leader of another business, experience as a director of another public company, regulatory compliance knowledge, industry trend knowledge, product/service expertise, practical wisdom, mature judgment, time availability (including the number of other boards he or she sits on in the context of the needs of the board and the company and including time to develop and/or maintain sufficient knowledge of the company and its industry), geography, age, and gender and ethnic diversity on the board.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, if warranted, the Committee makes a recommendation to the Board as to the persons who should be nominated by the Board. The Board determines the nominees after considering the recommendation and report of the Committee.

How often did the Board meet during fiscal year 2006?

Our Board held a total of twelve regular meetings during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. We request, but do not require, each member of the Board to attend each annual shareholder meeting. All our directors attended last year’s annual shareholder meeting, except Lex D. Walters, PhD. We expect our directors to dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties, including attending our shareholder meetings and the meetings of the Board and its committees on which he or she serves.

How are directors compensated?

Currently, each of our directors receives a fee of $200 for attending each regular and special board or committee meetings. Our Chairman of the Board receives a retainer fee of $1,500 per month. The Chairs of our Audit, Capital, Corporate Governance and Compensation Committees receive a retainer fee of $200 per month. The Chair of our Nominating Committee receives a retainer fee of $200 only for the months in which the committee has a meeting. Each of our directors is also a director of CapitalBank. Currently, each director of CapitalBank receives a retainer fee of $800 per month, except for the Chairman of the Board, who receives a retainer fee of $1,800 per month. The Chairs of CapitalBank’s Loan and Wealth Management Committees receive a retainer fee of $200 per month.

Our directors are also encouraged to attend our advisory board meetings, and are paid for attending two meetings each fiscal year in the amount of $200 per meeting.

We, or CapitalBank, as applicable, also reimburse directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of our company or of CapitalBank.

Our directors are also eligible for issuances of stock options, stock appreciation rights, restricted stock, and performance shares under our 2004 Equity Incentive Plan; however, as of April 12, 2007, no outstanding or unexercised stock options, stock appreciation rights, restricted stock or performance have been issued to our directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David P. Allred	$17,700	-	-	-	-	-	$17,700
Harold Clinkscales, Jr.	$17,700	-	-	-	-	-	$17,700
Patricia C. Hartung	$30,500	-	-	-	-	-	$30,500
Wayne Q. Justesen	$18,600(2)	-	-	-	-	-	$18,600
B. Marshall Keys	$16,300(3)	-	-	-	-	-	$16,300
Clinton C. Lemon Jr.	$16,100	-	-	-	-	-	$16,100
Miles Loadholt	$16,000(4)	-	-	-	-	-	$16,000
Thomas C. Lynch Jr.	$14,300	-	-	-	-	-	$14,300
H. Edward Munnerlyn	$18,200	-	-	-	-	-	$18,200
George B. Park	$17,600	-	-	-	-	-	$17,600
George D. Rodgers	$16,000	-	-	-	-	-	$16,000
Charles J. Rogers	$6,700	-	-	-	-	-	$6,700
William G. Stevens	$18,900	-	-	-	-	-	$18,900
Lex D. Walters, PhD	$15,400(5)	-	-	-	-	-	$15,400

(1)
Amounts in this column reflect amounts paid in cash in 2006. Directors are eligible to participate in a nonqualified deferred compensation plan that allows deferral of up to 100% of cash fees earned during the year for meetings of CapitalBank. The plan is operated in compliance with IRS Code §409A. Directors must make their deferral elections prior to the year in which the deferred fees are earned. As of December 31, 2006, the interest on deferrals is 8.25%, which is based on the Wall Street Journal Prime Rate at the beginning of the plan year.

(2)	Includes $12,960 in deferred fees.
(3)	Includes $8,340 in deferred fees.
(4)	Includes $13,600 in deferred fees.
(5)	Includes $13,200 in deferred fees.

What related party transactions involve directors and officers?

Our wholly-owned bank subsidiary, CapitalBank, in the ordinary course of its business, makes loans to and has other transactions with our directors and officers and their associates (“Affiliated Persons”). All loans, other extensions of credit, and other transactions between Affiliated Persons and CapitalBank or us are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. CapitalBank expects to continue to enter into transactions in the ordinary course of business on similar terms with the Affiliated Persons. The aggregate dollar amounts of the loans outstanding to Affiliated Persons of CapitalBank were approximately $16.4 million at December 31, 2006

We purchase various types of insurance from Palmetto Insurance Associates, L.L.C. of Anderson, a South Carolina limited liability company owned in part by two of our directors. We paid insurance premiums to this company in the amounts of $175,867, $197,451 and $77,042, in 2006, 2005, and 2004, respectively. We believe that the terms of our policies with this company are no more or less favorable to us than similar policies that would be obtainable through arms’ length negotiations with companies not owned in whole or in part by related parties. Indeed, the charges for the majority of the insurance coverages are determined by competitive bids.

Who are the Company’s Executive Officers?

The following individuals constitute our named executive officers:

Name	Age	Offices Held
William G. Stevens	62	President and Chief Executive Officer

R. Wesley Brewer	39	Chief Financial Officer, Executive Vice President, and Secretary

Mr. Stevens has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present. NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Mr. Brewer has served as our Chief Financial Officer, Executive Vice President, and Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Secretary of CapitalBank since January 1, 2001. He served as our Controller, and Controller of our subsidiaries, from 1997 until 2000. The Federal Deposit Insurance Corporation employed Mr Brewer for five years prior to 1997.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed Elliott Davis, LLC, as independent auditors for the fiscal year ending December 31, 2007, subject to shareholder ratification. If the shareholders do not ratify this appointment, the Board of Directors upon recommendation of the Audit Committee will consider other certified public accountants. We provide additional information relating to our Audit Committee below under the heading “Audit Committee Report.”

We expect a representative of Elliott Davis, LLC, to be in attendance at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements for 2006 and 2005, together with fees for audit-related services and tax services rendered by Elliott Davis, LLC for 2006 and 2005.

	2006	2005
Audit Fees[1]	$85,400	$83,365
Tax Fees	$6,000	$5,475
All Other Fees[2]	$9,900	$8,360

Total	$101,300	$97,200

[1]
Audit fees consisted primarily of the audit of the Company’s annual financial statements and for reviews of the financial statements and for reviews of the consolidated financial statements included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. These fees include amounts paid or expected to be paid for each year’s respective audit.

[2]	Other fees include fees for audit of the Company’s 401(k) plan for 2006 and 2005, and additionally, in 2006, for audit committee training and Sarbanes-Oxley Section 404 assistance.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that provision of such services by Elliott Davis, LLC was compatible with the maintenance of Elliott Davis, LLC’s independence in the conduct of its auditing functions.

The Board recommends that shareholders vote “FOR” the ratification of Elliott Davis, LLC as our independent auditors for fiscal year ending December 31, 2007.

OTHER BUSINESS

As of the date of this proxy statement, our Board knows of no other matter to come before the annual meeting. However, if any matter requiring a vote of the shareholders should arise, the Board designees intend to vote the proxy in accordance with the Board’s recommendation, or in the absence of a Board recommendation, in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Who are the largest owners of our stock?

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 14, 2007. Information is presented for each shareholder who was the beneficial owner of more than five percent of our outstanding common stock. The shareholder named in the table has indicated in its Schedule 13D filed with the Securities Exchange Commission on July 27, 2001 that the shareholder shares voting and dispositive power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder with Tontine Management, LL.C., the general partner of the shareholder, and Jeffrey L. Gendell, the managing member of the general partner. Although the Schedule 13D indicates that this shareholder owns 194,375 shares of our common stock, information obtained from the Nasdaq National Market as of December 31, 2006 indicates that this shareholder has acquired an additional 46,800 shares. The following disclosure assumes that the Nasdaq National Market information is accurate.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Tontine Financial Partners, L.P., 55 Railroad Avenue, Third Floor Greenwich, Connecticut 06830	241,175	6.30%

(1)
We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities. We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 14, 2007, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person. We base percentage ownership on 3,827,605 shares outstanding on March 14, 2007.

[remainder of page intentionally blank]

How much stock do our directors and executive officers own?

The following table shows, as of March 14, 2007, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) each of our directors, each nominee for director, and each of our executive officers, individually, and (ii) all of our directors and executive officers, as a group. Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)	Percentage (1)
William G. Stevens	112,712 (2)	2.94
George B. Park	84,689 (3)	2.21
Lex D. Walters, Ph.D.	75,360 (4)	1.97
Miles Loadholt	47,835 (5)	1.25
R. Wesley Brewer	36,787 (6)	*
Thomas C. Lynch, Jr	36,154 (7)	*
Wayne Q. Justesen, Jr.	23,898 (8)	*
Clinton C. Lemon, Jr.	23,612 (9)	*
Harold Clinkscales, Jr.	21,933 (10)	*
Patricia C. Hartung	15,799	*
B. Marshall Keys	14,877 (11)	*
H. Edward Munnerlyn	8,983 (12)	*
George D. Rodgers	8,427 (13)	*
All directors and executive officers as a group (13 persons)	511,066	13.31%

* Amount represents less than 1.0%.
(1)
We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities. We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 14, 2007, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person. We base percentage ownership on 3,827,605 shares outstanding on March 14, 2007.

(2)	Includes 10,261 shares held by Mr. Stevens’ wife. Includes 75,224 shares pledged as security.
(3)	Includes 84,221 shares pledged as security.
(4)	Includes 5,323 shares held by Dr. Walters’ wife. Includes 75,360 shares pledged as security.
(5)	Includes 32,155 shares pledged as security.
(6)	Includes 10,975 shares issuable pursuant to currently exercisable stock options.
(7)	Includes 26,027 shares held jointly with Mr. Lynch’s wife. Includes 31,908 shares pledged as security.
(8)	Includes 378 shares held by Mr. Justesen as custodian for two of Mr. Justesen’s sons. Includes 20,000 shares pledged as security.
(9)	Includes 1,000 shares held in the C. Calhoun Lemon, Sr. 1972 Trust.
(10)	Includes 7,217 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.
(11)	Includes 1,765 shares held in a family trust, and 525 shares held in the name of Mr. Keys’ business.
(12)	Includes 807 shares held by Mr. Munnerlyn’s wife. Includes 6,692 shares pledged as security.
(13)	Includes 344 shares in an IRA for Mr. Rodgers’ wife, and 220 shares held in the W. Gordon Rodgers Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal year 2006 with the filing requirements under Section 16(a) of the 1934 Act.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and policies for 2006 as applicable to our named executive officers (NEOs). This CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and provides context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

Compensation Philosophy And Objectives

The central principle of the Company’s compensation philosophy is to attract, motivate, reward, and retain the management talent to achieve corporate objectives, and thereby increase shareholder value. The policies and underlying philosophy governing our compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.

•	Encourage achievement of strategic objectives and creation of shareholder value.

•	Recognize and reward individual initiative and achievements.

•	Allow the company to compete for, retain, and motivate talented executives critical to its success.

Our total compensation package for our NEOs takes into account asset size, growth, and performance of the Company. We target total compensation for NEOs at that of comparably-sized, regional community banks that are publicly traded assuming our performance is at expected, target levels. Executive Officers of CapitalBank are also eligible to participate in executive benefit programs that are designed to ensure adequate benefits at retirement, death, or disability. These benefit programs are also designed to act as a retention device for key officers of the CapitalBank.

Our compensation structure is designed to serve as a team-based compensation structure that focuses on consistency of total compensation among the top management group. The Company desires to create short-, intermediate-, and long-term incentive opportunities for the NEOs. Over the long-term, we seek to align NEOs interests with those of the shareholders' by establishing equity ownership opportunities. For members of the NEOs team, the cash portion of compensation is tied directly to the Company’s strategy, specifically asset growth, safety and soundness, and earnings growth. Consistent with the philosophy of linking compensation to performance, our compensation plans are designed to position total executive compensation at approximately the median of the peer group when the Company performance achieves its maximum incentive goals. The maximum incentive goals are generally set at levels comparable to the upper quartile of peer financial performance and take into account our strategic goals.

Compensation-Related Governance And Role of the Compensation Committee

Committee Members

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of our executive officers. It evaluates and recommends to the Board appropriate policies and decisions relative to executive officer salaries, benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. As of December 31, 2006, the members of the Company’s Compensation Committee are Wayne Q. Justesen, Jr. (Chair), Harold Clinkscales, Jr., Patricia C. Hartung, George B. Park, and Lex D. Walters, PhD, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on both board and executive compensation issues. Since 2004, the Compensation Committee has retained Clark Consulting to assist with several projects. Clark Consulting is a firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee through the committee chair. All consulting projects performed by Clark Consulting are reviewed, approved and discussed with the Compensation Committee. Compensation projects with which the consultant assisted in the past included reviewing our annual incentive plan design and creating a new equity plan design. Since 1997, we have also retained Matthews Young Consulting as a resource for our salary grade system. Matthews Young is a firm that specializes in compensation matters for the banking industry.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Committee also determines the compensation for other NEOs to recommend to the full board, based on the CEO’s recommendations.

Compensation Committee Activity

In 2006, the Compensation Committee met ten times. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “Compensation Framework”.

Compensation Framework

Our executive compensation program includes the components listed below.

•	Salary - fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•
Annual Incentive Plan - pay that varies based on performance against annual business objectives; the Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the executives at the beginning of the year.

•
Long-Term Incentives - equity-based awards (consisting principally of options and restricted stock) with compensation values driven by the long term market performance of the Company’s stock price in order to align executive pay and long term share holder interests.

•	Executive Retirement Benefits - the CEO and the other NEO have Supplemental Executive Retirement Plan agreements defined as a “Salary Continuation Agreement”.

•
Other Compensation - perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, long term care, and life insurance coverage. The CEO has the exclusive use of a company car, while the other NEO receives an automobile allowance.

Salary We pay our executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.

On February 13, 2007 and February 21, 2007, our Board approved salaries for the CEO and the CFO, respectively, effective January 22, 2007. Based on recommendations from the Compensation Committee, the Board approved the following for 2007:

Executive	Base Salary
William G. Stevens	$255,528
R. Wesley Brewer	$154,000

Annual Incentive Plan. We use annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Annual Incentive Plan. The plan utilizes a capped pool approach that is based on Company performance. The financial measures considered are asset growth and earnings per share (EPS) growth. The targets for the Plan are set annually by the Board of Directors, upon recommendations by the Compensation Committee, with discretionary adjustments possible from time to time. Target performance levels are based upon historic patterns of performance and strategic objectives. A performance threshold for each measure ensures that bonuses are not paid for substandard accomplishments. For the NEOs who participate, consideration is given to overall corporate performance and performance of the specific areas of the Company under a participant’s direct control. When setting measures and goals for the other NEO, the Committee considers the CEO’s input. Using a combination of corporate and individual/team goals supports the accomplishment of overall Company objectives and also rewards individual contributions.

After the total bonus pool is determined, one-third of the amounts of incentive are paid to the CEO and the remainder is paid to the other participating executive officers, including NEOs. The table below shows the actual award for each NEO that was earned in 2006 and paid in 2007.

Executive	Actual Award
William G. Stevens	$71,000
R. Wesley Brewer	$38,000

Long-Term Incentives (“LTI”). We believe that equity ownership by NEO and Directors aligns executive and director interests with those of the shareholders. We have used stock options and restricted stock awards as the primary vehicle for long-term incentive compensation for both management and the Board of Directors. The Board exercises discretion in the awarding of restricted stock. Beginning in 2004, we granted restricted stock to the NEOs that become fully vested at the end of three years. Restricted stock grants are priced and accounted for using the closing market price of our common stock on the official award date. On February 1, 2007, the Board granted additional shares of restricted stock to each of the NEOs as follows:

Executive	Actual Award
William G. Stevens	4,250
R. Wesley Brewer	3,000

Executive Retirement Benefits. We also have a non-qualified, unfunded supplemental executive retirement plan arrangement (“SERP”) in place for the NEOs, Messrs. Stevens and Brewer, in the form of a Salary Continuation Agreement. We provide a SERP to the NEOs as an important part of their overall compensation package. In addition, our SERP includes important retention provisions that protect the Company upon the officer’s termination of employment. In the end, our SERP helps support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Company.

We currently have SERPs with Messrs. Stevens and Brewer that have been in place since October 17, 2002. For Mr. Stevens, the SERP allocates a supplemental retirement benefit of 49.45% of average annual pay over the last three (3) years of employment that will be paid in equal monthly installments for 18 years starting at age 65. For Mr. Brewer, the SERP allocates a benefit of 40% of average annual pay over the last three (3) years of employment that will be paid in equal monthly installments for 21 years starting at age 62. These benefit payments would remain the same under a change-in-control provision that is incorporated into the SERP. The participant is entitled to a change in control benefit only in the event of the participant’s termination of employment following a change in control, payable at normal retirement age (August 31 following attainment of age 65 for Stevens and age 62 for Brewer)

In the event of death or disability, we are obligated to pay Messrs. Stevens and Brewer, or beneficiaries, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. The lump sum benefit is based on 100% vesting of the balance in the executive’s accrual account at the end of the Plan Year (currently August 31st) immediately prior to the date of termination due to death or disability. We discuss the associated payments under “Potential Benefits Payable Immediately Upon Certain Separation Events”.

In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, Mr. Stevens and Mr. Brewer are entitled to an annual payment under the terms of the SERP. The benefit amount is tied to their annual compensation, and it is equal to the vested portion of the executive’s SERP accrual account at the end of the Plan Year immediately prior to the date of termination. The benefit is payablein twelve equal monthly installments for eighteen years following Mr Stevens attaining the age of sixty-five and twenty-one years following Mr Brewer attaining the age of sixty-two (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with the Company (or its predecessor). As of the date hereof, Mr. Stevens is already fully vested, while Mr. Brewer is only 90% percent vested.

Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, 401k and term life insurance programs. Mr. Stevens also receives the exclusive use of a company car, and Mr. Brewer also receives an automobile allowance. Messrs. Stevens and Brewer also receive paid country club memberships and long term care insurance premiums. In addition, Messrs. Stevens and Brewer both participate in a split dollar life insurance plan. The split dollar life insurance policies have the following death benefits: Mr. Stevens - $1.2 million, and Mr. Brewer - $1.44 million.

Pay Level and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions, and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the NEOs.

As noted earlier, our compensation structure is designed to position an executive’s total compensation at a level commensurate with other publicly traded banks with similar size and performance. Historically, compensation comparisons have been made using proxy data from selected community banks and Clark Consulting’s annual report of executive compensation in the banking industry, “Total Compensation Environment”. Total compensation consists of salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation, such as salary continuation accruals).

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team. As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation paid to an NEO results from arm's-length negotiations with the NEO. These negotiations reflect the increasingly competitive market for high quality, proven managerial talent.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with various types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock. The grant-date value is amortized and expensed over the vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The current Annual Incentive Bonus Pool and the Incentive Stock Compensation Plan are designed to constitute “performance based compensation”. All of the compensation the Company paid in 2006 to the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Stock Compensation Grant and Award Practices. As a public company, our Compensation Committee’s equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements. In accordance with the requirements of South Carolina banking law, each of the directors of CapitalBank is required to own unencumbered and unpledged shares of the Company’s common stock having an aggregate book value as of December 31st of the most recent year of at least five hundred dollars. Other than this statutory stock ownership requirement, we have not adopted formal stock ownership requirements for our NEOs and board members. We encourage our NEOs and Directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee establishes and oversees the design and functionality of the Company’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in the Company’s proxy Statement for the 2007 Annual Meeting.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Wayne Q. Justesen, Jr. (Chair)
Harold Clinkscales, Jr.
Patricia C. Hartung
George B. Park
Lex D. Walters, PhD

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been our executive officer or employee or an executive officer or employee of any of our subsidiaries. None of the members of the Compensation Committee is or has been a member of the compensation committees of another entity. Mr. Stevens is a director and a member of the compensation committee of the board of Community Bankers Bank in Richmond, Virginia. Mr. Brewer is not a member of the compensation committee, or a director, of another entity.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
William G. Stevens President and Chief Executive Officer	2006	$245,700	$88,485	-	$71,000	$207,978	$46,618	$451,803

R. Wesley Brewer Chief Financial Officer, Executive Vice-President and Secretary	2006	$149,000	$62,460	-	$38,000	$9,782	$20,613	$270,073

(1)
Represents the proportionate amount of the total fair value of stock and option awards recognized as expense by the Company in its 2006 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards. See the notes to the Company’s consolidated financial statements for the relevant valuation and expense assumptions for equity based compensation awards.

(2)	For a detailed description of Non-Equity Incentive Plan Compensation, see Compensation Discussion and Analysis section of this proxy statement.

(3)
This column shows the 2006 change in each NEO’s accrual account balance associated with a non-qualified, defined benefit Supplemental Executive Retirement Plan (SERP). The amounts shown include both company contributions and earnings on prior accruals, with annual accruals based on the terms of Salary Continuation Agreements discussed further under Pension Benefits in this proxy. The increase in value shown here is identical to the 2006 accrual calculated based on GAAP standards and used in the Company’s financial reporting. The increase in the SERP value in 2006 reflects factors such as the executive’s age, current compensation, projected retirement benefit, and anticipated future accruals prior to retirement.

(4)
All other compensation for 2006 for Mr. Stevens includes the following items: (a)life insurance premiums provided by the company for the benefit of Mr. Stevens, (b) company contributions under the 401k plan, (c) imputed income related to Mr. Stevens’ bank owned life insurance death benefit, (d) value attributable to personal use of Company provided automobiles, (e) club dues, (f) long term care premiums provided by the Company for the benefit of Mr. Stevens, and (g) director fees (For a detailed description of the director fees, see the “How are directors compensated?” section of this proxy statement.) All other compensation for 2006 for Mr. Brewer includes the following items: (a)life insurance premiums provided by the company for the benefit of Mr. Brewer, (b) company contributions under the 401k plan, (c) imputed income related to the Mr. Brewer’s bank owned life insurance death benefit, (d) car allowance, (e) club dues, and (f) long term care premiums provided by the Company for the benefit of Mr. Brewer. The amount attributable to each such perquisite or benefit for each named exective officer is detailed if it exceeds the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

2006 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ( $/Sh)	Grant Date Fair Value of Stock and Option Awards
William G. Stevens	2/1/2006	-	-	-	-	-	-	3,000	-	-	$68,550
R. Wesley Brewer	2/1/2006	-	-	-	-	-	-	2,000	-	-	$45,700

1.	Represents the number of shares of restricted stock granted during 2006. The shares vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(1)							(2)	(3)
William G. Stevens	-	-	-	-	-	-	-	6,000	123,480
William G. Stevens	-	-	-	-	-	-	-	6,000	123,480
William G. Stevens	-	-	-	-	-	-	-	3,000	61,740
William G. Stevens	-	-	-	-	-	-	-	4,250	87,465
R. Wesley Brewer	5,000	0	0	12.50	03/20/07	-	-	1,000	20,580
R. Wesley Brewer	6,000	0	0	14.30	01/15/08	-	-	4,000	82,320
R. Wesley Brewer	4,975	0	0	20.10	01/14/09	-	-	2,000	41,160
R. Wesley Brewer	-	-	-	-	-	-	-	3,000	61,740

1.
Represents the number of vested stock options as of December 31, 2006. The options vest and become exercisable on the first anniversary of the grant date, subject to the holder’s continued employment. Options expire 5 years from the date of grant.

2.
Represents the number of unvested shares of restricted stock as of December 31, 2006. The restricted stock will vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

3.
Represents the market value of unvested shares of restricted stock as of December 31, 2006. Amounts in this column reflect the December 31, 2006 closing price of the common stock of $20.58. The restricted stock will cliff vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R. Wesley Brewer	3,150	$43,817	0	0

(1)	Information relates to stock option exercises during 2006.

(2)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William G. Stevens	CapitalBank Salary Continuation Agreement	19	$623,237	-

R. Wesley Brewer	CapitalBank Salary Continuation Agreement	9	$28,903	-

CapitalBank has entered into Salary Continuation Agreements with R. Wesley Brewer and William G. Stevens as of October 17, 2002. These agreements are a form of supplemental executive retirement plan (“SERP”). Copies of these agreements are available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Salary Continuation Agreements, upon the retirement of Mr. Brewer or Mr. Stevens or CapitalBank’s change in control, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens 40% and 49.45%, respectively, of their average annual compensation, calculated by combining their total annual base salary paid plus bonus earned within a period of time specified in the Salary Continuation Agreements. CapitalBank is obligated to make these percentage payments annually in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’ attaining the age of sixty-five.

The present value of the accumulated benefit shown above is identical to the SERP accrual account balance used for financial reporting purposes under GAAP accounting standards. The account balance is the sum of all past accruals, plus interest earned on the accruals as specified in the agreement.  The accrual account balance is based on the present value of the targeted retirement benefit (i.e., 49.45% and 44% of final three-year average compensation for Messrs. Stevens and Brewer, respectively).  In other words, it is the amount that needs to be set aside today in order to provide an eventual benefit upon retirement as specified in the SERP.  In calculating the present value, we assume each executive’s compensation will increase 4% annually until retirement, annual accruals will continue between now and retirement, and all amounts in the account will be credited with interest as specified in the agreement.

In the event of death or disability, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. The amount is based on the accrual account balance as of the plan’s year end (August 31st) immediately prior to the termination event, calculated with 100% vesting.

In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, we are obligated to pay annually Mr. Brewer and Mr. Stevens an amount tied to their annual compensation in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’ attaining the age of sixty-five (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with CapitalBank (or its predecessor), which means that as of the date hereof Mr. Stevens’ is already fully vested while Mr. Brewer is only ninety percent vested.

NON-QUALIFIED DEFERRED COMPENSATION

The named executive officers do not participate in any non-qualified deferred compensation plans.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPERATION EVENTS

The table below and the notes that follow provide estimated amounts that would have been payable to each of the NEOs had the specified separation events occurred on December 31, 2006. The table shows only those events that would trigger additional payments to the NEOs beyond compensation earned through the date of termination. For example, in the event of termination for cause (generally referring to misconduct or failure to perform the duties of the position), executives receive no additional compensation or accelerated vesting of outstanding equity grants.

Potential Payments Upon Termination

Name	Pay Component	Normal Retirement (1)	Early Termination other than for Cause, Death, or Disability (2)	Termination Related to Change in Control (3)	Death (4)	Disability (5)
William G. Stevens	SERP	$623,237	$542,208	$1,872,636	$ 542,208	$542,208
	Life Insurance			-	$1,200,000
	Equity Acceleration			$ 396,165	$ 396,165	$396,165

R. Wesley Brewer	SERP	$ 28,903	$ 22,631	$2,007,088	$ 25,146	$ 25,146
	Life Insurance			-	$1,440,000
	Equity Acceleration			$ 205,800	$ 205,800	$205,800

(1)
The SERP value shown for each NEO’s Normal Retirement benefit is his 2006 year-end accrual account balance. The account balance is the sum of all past accruals, plus interest earning on the accruals as specified in the agreement. The accrual account balance is based on the present value of the targeted retirement benefit (i.e., 49.45% and 44% of final three-year average compensation for Messrs. Stevens and Brewer, respectively). In other words, it is the amount that needs to be set aside today in order to peovide an eventual benefit upon retirement as specified in the SERP. In calculating the present value, we assume each executive’s compensation will increase 4% annually until retirement, annual accruals will continue between now and retirement, and all amounts in the account will be credited with interest as specified in the agreement. We describe the SERP in more detail above, immediately following the Pension Benefit table.

•
Mr. Stevens’ annual Normal Retirement benefit is equal to 49.45% of his average salary and bonus over the last three years of his employment. The benefit is payable in equal monthly installments for 18 years, starting on August 31st in the year following his 65th birthday.

•
Mr. Brewer’s annual Normal Retirement benefit is equal to 40% of his average salary and bonus over the last three years of his employment. The benefit is payable in equal monthly installments for 21 years, starting on August 31st in the year following his 62nd birthday.

(2)
In the event of termination for reasons other than cause, death, change in control (CIC), or disability (referred to as “Early Termination” in this discussion), the SERP provides a benefit equal to the executive’s vested accrual account balance as of the end of the plan year (August 31) immediately prior to the termination date. This benefit vests 10% for each year of service. Mr. Stevens is fully vested in the benefit, and Mr. Brewer is vested 90%. The amount shown represents the present value of the benefit as of December 31, 2006, but the benefit is not payable until normal retirement age.

•
Mr. Stevens’ vested Early Termination benefit as of December 31, 2006 was $75,757 annually. The benefit is payable in equal monthly installments for 18 years, starting on August 31st in the year following his 65th birthday.

•
Mr. Brewer’s vested Early Termination benefit as of December 31, 2006 was $14,608 annually. The benefit is payable in equal monthly installments for 21 years, starting on August 31st in the year following his 62nd birthday.

(3)
In the event of termination associated with a CIC (other than termination for cause), the executives receive a SERP benefit. Also, all unvested equity grants immediately vest 100%. The value of the accelerated vesting shown above is based on the closing price per share on December 31, 2006 multiplied by the number of unvested restricted shares held by each executive. The SERP provides a benefit determined by vesting the executive 100% in the Normal Retirement benefit, calculated as if the Executive had remained employed by the Company until the normal retirement age.

•
Mr. Stevens’ CIC SERP benefit as of December 31, 2006 was $195,316 annually. The benefit is payable in equal monthly installments for 18 years, starting on August 31st in the year following his 65th birthday. The amount in the table is the present value of the benefit.

•
Mr. Brewer’s CIC SERP benefit as of December 31, 2006 was $196,292 annually. The benefit is payable in equal monthly installments for 21 years, starting on August 31st in the year following his 62nd birthday. The amount in the table is the present value of the benefit.

(4)
In the event of death during active employment, the NEOs’ beneficiaries receive a SERP benefit, accelerated vesting of outstanding equity grants, and a death benefit from a split-dollar life insurance policy. The SERP death benefit is the accrual account balance at the plan year end immediately preceding termination, assuming 100% vesting. It is payable immediately as a lump sum. The accelerated vesting value is identical to the payment described above for a CIC-related termination. The life insurance benefit shown is the amount due the executive’s beneficiary, and the full death benefit covers both the bank’s costs (e.g., premiums paid) and the beneficiary’s payment. We describe the split-dollar policy in greater detail below.

(5)	In the event of termination due to disability, the NEOs receive the same SERP benefit (payable immediately as a lump sum) and accelerated equity vesting described in the previous footnote.

Split Dollar Agreements

CapitalBank has entered into a Split Dollar Agreement with William G. Stevens as of December 31, 2003, a copy of which is available from us or from our public filing of a Form 10-K with the Securities Exchange Commission as of March 26, 2004. Under the Split Dollar Agreement, as long as Mr. Stevens continues to be employed by us until the earliest of August 31st following his sixty-fifth birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is sixty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Stevens’ death.

CapitalBank has also entered into a Split Dollar Agreement with R. Wesley Brewer as of October 17, 2002, a copy of which is available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Split Dollar Agreement, as long as Mr. Brewer continues to be employed by us until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is fifty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death. CapitalBank shall not sell, surrender, or transfer ownership of the policy while the Agreement is in effect without first giving Mr. Brewer or his transferee the option to purchase the policy at its cash surrender value for a period of sixty days from CapitalBank’s written notice of intent to sell, surrender, or transfer.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s charter specifies that the purpose of the Committee is to oversee and monitor:

(1)	the integrity of the company's accounting and financial reporting process, including the financial reports and other financial information provided by the company to the public,

(2)	the independence and qualifications of the company’s external auditor,

(3)	the performance of the company's internal audit process and its external auditor,

(4)	the company's system of internal accounting and financial controls,

(5)
the company’s system of public and private disclosure controls, and the company's compliance with laws, regulations, and the company’s Senior Financial Officer Code of Ethics and any other code of ethics applicable to the company.

In carrying out its responsibilities, the Audit Committee, among other things

(1)	monitors preparation of quarterly and annual financial reports by our management;

(2)
supervises the relationship between us and our independent auditors, including: having direct responsibility for our auditor’s appointment, compensation, and retention; reviewing the scope of our auditor’s audit services; approving significant non-audit services; and confirming the independence of our auditors; and

(3)	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls.

The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with our independent auditors and with our internal auditors.

As part of its oversight of our financial statements, the Committee reviewed and discussed with both management and our independent auditors the audited consolidated financial statements for the year ended December 31, 2006. Management advised the Committee that these financial statements had been prepared in accordance with generally accepted accounting principles. The discussions with Elliott Davis, LLC also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended by Statement on Auditing Standards No. 90, including the quality of our accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in our financial statements. The Committee also discussed with Elliott Davis, LLC matters relating to Elliott Davis, LLC’s independence, including a review of audit and non-audit fees and the written disclosures and letter from Elliott Davis, LLC to the Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Committee reviewed the effectiveness of our internal and disclosure control structure. As part of this process, the Committee monitored the scope and adequacy of our internal auditing program.

Based on the above-described discussions and reviews, the Audit Committee recommended to the Board that the Board approve the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of Board of Directors.

Patricia C. Hartung	Clinton C. Lemon, Jr.
Miles Loadholt	Lex D. Walters, PhD

MISCELLANEOUS

Does the company have a code of ethics?

We adopted a Senior Financial Officer Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have filed a copy of this code as Exhibit 14 to our annual report on Form 10-K, which was filed with the Securities and Exchange Commission as of March 26, 2004.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with the Board may do so by addressing correspondence to our Chairman of the Board at the address indicated on page one of this proxy statement. Shareholders and other parties interested in communicating directly with individual Board members may do so by addressing correspondence to the individual Board member at the address indicated on page one of this proxy statement. The corporate Secretary or his designee will review all such correspondence and regularly forward to the Board a summary of the correspondence and copies of the correspondence that, in the opinion of the corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the Board and request copies of such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be addressed to the attention of our internal audit department, who will forward such correspondence to our Audit Committee.

When are shareholder proposals for the 2008 Annual Meeting due?

If you would like to have a proposal considered for inclusion in the proxy statement for the 2008 annual meeting, we must receive your written proposal at the address on the cover of this proxy statement, attention Corporate Secretary, no later than December 14, 2007. Each shareholder submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, including without limitation being the holder of at least $2,000 in market value, or 1%, of the securities entitled to be voted on the proposal at the annual meeting for at least one year by the date the shareholder submits the proposal and continue to hold those securities through the date of the 2008 annual meeting.

If you wish to submit a proposal for consideration at the 2008 annual meeting, but which will not be included in the proxy statement for the meeting, we must receive your proposal in accordance with our Bylaws. Our Bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders. For a notice to be timely, it must be received at our principal offices at the address on the cover of this proxy statement sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders. In other words, proposals for the 2008 annual meeting must be received by at least March 17, 2008 but not prior to February 18, 2008. However, if the 2008 annual meeting is not held within thirty days before or after May 16, 2008, then for the notice by the shareholder to be timely, it must be received at our principal offices at the address on the cover of this proxy statement not later than the close of business on the tenth day following the date on which the notice of the 2008 annual meeting was actually mailed. The notice must give: (a) a brief description of the business desired to be brought before the 2008 annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting the business at the 2008 annual meeting; (b) the name and address, as they appear on our books, of the shareholder(s) proposing the business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the 2008 annual meeting, if the date has been made publicly available, or as of a date within ten days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in the business. Shareholders desiring to make proposals to be presented at the 2008 annual meeting are directed to these requirements as more specifically set forth in our Bylaws, a copy of which is available upon request to our Corporate Secretary at the address listed on the cover of this proxy statement. The chairman of the 2008 annual meeting may exclude from the meeting any matters that are not properly presented in accordance with these Bylaw requirements.

Notwithstanding the foregoing, our Articles entitle any shareholder entitled to vote for the election of directors to make nominations for the election only by giving written notice to our Secretary at least thirty days but not more than sixty days prior to the annual meeting of shareholders at which directors are to be elected, unless the requirement is waived in advance of the meeting by the affirmative vote of eighty percent of our directors.

ANNUAL REPORT ON FORM 10-K

We are delivering to our shareholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. Shareholders to whom this proxy statement is mailed who desire an additional copy of the Annual Report on Form 10-K may obtain one without charge by making written request to R. Wesley Brewer, Chief Financial Officer, P. O. Box 218, Greenwood, South Carolina 29648

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Greenwood, South Carolina	Patricia C. Hartung
April 12, 2007	Chairman of the Board